SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.D. 20549

                               FORM 8-K

                         CURRENT REPORT PURSUANT
                      TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


Date of earliest event reported:  July 31, 2000.

TV COMMUNICATIONS NETWORK, INC.
(a Colorado Corporation)

I.R.S. Employer Identification Number 84-1062555

10020 E. Girard Avenue, #300
Denver, Colorado 80231
Telephone:  (303) 751-2900

Investor relations contact:

Kenneth D. Roznoy, Vice President of Business Development
10020 E. Girard Avenue, #300
Denver, Colorado 80231
Telephone:  (303) 751-2900

Item 1.   Not Applicable

Item 2.   Not Applicable

Item 3.   Not Applicable

Item 4.   Not Applicable

Item 5.

The Company announced today that it had received an additional $150 million funding commitment for the Company's wholly-owned subsidiary, Reema International Corp. Please see the Press Release attached as Exhibit A to this 8K Report which is incorporated herein by reference.

Item 6.   Not Applicable

Item 7.   Not Applicable

Item 8.   Not Applicable

Item 9.   Not Applicable

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TV COMMUNICATIONS NETWORK, INC.

Date:  July 31, 2000

/ss/Omar A. Duwaik
Omar A. Duwaik
PRESIDENT/CEO

/ss/Kenneth D. Roznoy
Kenneth D. Roznoy
VICE PRESIDENT/BUSINESS DEVELOPMENT

EXHIBIT A

PRESS RELEASE


Denver, Co. July 31, 2000. TV Communications Network, Inc. ("TVCN") announced today that its wholly-owned subsidiary, Reema International Corp., entered into an agreement with a private investor, the identity of which remained confidential, to provide additional funding of $150 million for Reema's Project in Trinidad, Latin America.

On May 18, 2000, TVCN announced that the same entity had agreed to provide the first$150 million for Reema's proposed Project in Trinidad. The Project entails the construction and operation of a Gas-To-Liquids ("GTL") Plant.

Omar Duwaik, president of TVCN, and the Chairman of Reema, said, "the $300 million funding committed to the Plant is the estimated capital cost of the Plant." The Plant is expected to convert natural gas into about 10,000 barrels per day (bbl/d) of sulfur-free and aromatics-free diesel, jet fuels, naphtha and other high quality specialty products. Additionally, the Plant will be producing about 420,000 gallons/day of clean industrial-quality water.

On June 5, 2000 Reema held a press conference in Trinidad in which the Company announced the signing of an agreement with Parsons Energy
& Chemical Group to commence the first phase of the engineering design, procurement and construction ("EPC") of the Plant.

Glen Clark, Reema's President, said: "After extensive reviews and evaluations of various internationally-known EPC companies, Reema decided to award the EPC contract to Parsons." Reema has selected Parsons because of its highly experienced engineers, its ability to integrate the full range of oil and gas production, processing and transportation; refining; petrochemicals; chemicals and other related fields into a single global organization, and its internationally recognized experience in providing total solutions ranging from project development through detailed engineering and construction, to start-up and operations.

Backed with over 11,000 employees and 50 years experience, Parsons has designed and constructed over 250 gas processing plants, and completed more than 600 chemical and petrochemical projects throughout the world. "Parsons is truly a world leader in engineering, procurement and construction of gas treatment, chemical and petrochemical plants.
We are proud to team with Parsons to construct the world's first GTL Plant of its kind in Trinidad," said Duwaik.

According to TVCN's documents filed with the SEC, under an agreement signed last year between Reema and the Government of Trinidad and Tobago, Reema will construct, own and operate the GTL Plant in Trinidad, while the Government will supply natural gas to the Plant over a period of at least 20 years. Reema has been developing its proprietary GTL technology since 1993.

According to the US Environmental Protection Agency, one of the
major causes of pollution in most cities around the world is the content of sulfur, aromatics and other contaminants found in the products generated from crude oil. On August 27, 1998, UPI reported that "California has become the first state to declare that soot emitted in (crude-oil based) diesel exhaust is a cancer threat that
requires new controls."    In 1998, The California Air Resources Board
"voted unanimously to declare 40 chemicals found in (such) diesel exhaust as toxic air pollutants." Early in May, 2000, the Federal National Toxicology Program added diesel exhaust particulates to its list of chemicals that are "reasonably anticipated to be a human carcinogen. Cancerous tumors have been found in rats after exposure to (crude-oil based) diesel exhaust."

As Duwaik explained, the trend is obvious: "most countries around the world will, sooner or later, adopt more stringent pollution standards. Refiners can meet the new standards by the addition of costly equipment, or by purchasing and blending GTL products which would require no additional capital investment. This may create a market demand for millions of barrels/day of GTL products. Thus, the 10,000 bbl/d of the proposed GTL Plant is projected to be in great demand by many refiners worldwide."

Duwaik believes that "GTL is the wave of the future in gas applications." Reuters had reported from London on June 28, 1998, that "advances in converting natural gas into clean environmentally friendly oil products could trigger revolutionary changes in the world energy industry." Arthur D. Little, a global consulting firm, was more emphatic, "GTL will revolutionize the gas industry the way the first LNG Plant did 40 years ago."

"Because of the high quality of the diesel that will be produced at the proposed Plant," remarked Clark, "it can be used as a blend with crude-oil based diesel for upgrading purposes, and to meet the ever-increasing stringent environmental standards." According to National Petroleum News, the GTL product will be in great demand "because it solves formidable clean air problems, crucial in the United States and other environmentally sensitive countries. Use of the no-sulfur feedstocks will save refiners billions of dollars in investment they would (otherwise) have to make to reduce sulfur in motor fuels."

TVCN is a publicly-traded company on the Electronic Bulletin Board under the symbol "TVCN". In addition to the gas and oil business, TVCN is involved in wireless microwave communications. For more information contact Kenneth D. Roznoy at 3037516100 or Fax 3037511081.


This document is intended for informational purposes only. It contains "forward looking" statements as defined by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They reflect management's beliefs and estimates of future economic circumstances and industry conditions. Actual results may differ materially from those projected. Investing in low-priced stock such as that of TVCN is very risky and is not suitable for everyone. The Company's performance, business plans, projections and financial results are not guarantees of future performance or that any of the projections or expectations could or will ever be met.